Exhibit 10.12

MASTER
LICENSE AGREEMENT
FOR USE OF PROPRIETARY DATA

This Master License Agreement (the “Agreement”) is dated effective this the 15th day of June, 2005, between Millennium Seismic Ltd. with offices located at 1670, 700 - 2nd Street S.W. Calgary, Alberta T2P 2W1 (hereinafter “Millennium”) and Elmworth Energy Corporation,1600, 144 - 4th Avenue S.W.., Calgary, Alberta T2P 3N4 (hereinafter “Licensee”).

WHEREAS, Millennium owns or otherwise has the right to license to others the right to use certain geophysical data previously acquired or which is to be acquired by or on behalf of Millennium; and

WHEREAS, Licensee has expressed an interest in obtaining a license to use certain of the data from Millennium and Millennium desires to license the use of such data to Licensee.

Accordingly, Millennium does hereby grant to Licensee the non-exclusive right to use the Data in accordance with the terms and conditions set forth below:

1. DEFINITIONS

1.1 “Consultants” shall mean a third party (whether individual, corporate or other entity) engaged by Licensee to interpret, reprocess or make other technical studies of the Data.

1.2 “Data” shall mean the geophysical data within the geographical area described in the applicable Supplemental Agreement attached hereto and made part hereof, regardless of the form or medium on which it is displayed and which Millennium either owns or will own or for which Millennium has or will have the right to grant use licenses. The data shall be delineated by line number and/or program name and approximate mileage (or square mileage) and includes related supporting documentation including survey data, surveyor's notes, driller's notes and observer's notes.

1.3 “Disclose” shall mean to display or show the Data, by any means whatsoever including, without limitation, by computer workstation.

1.4 “Partial Third Party Asset Acquisition” shall mean any transaction or series of transactions entered into by Licensee whereby any Third Party (other than a Related Entity) acquires all or any portion of the petroleum exploration assets, including owned or licensed geophysical data, of Licensee.

1.5 “Partners” shall mean those Third Parties which become contractually related to Licensee in Third Party Business Transactions (not necessarily “partners” in the legal context).

1.6 “Prospective Partners” shall mean those Third Parties with which Licensee is, or shall be, conducting bona fide negotiations in an endeavor to conclude a Third Party Business Transaction.

1.7 “Prospective Purchasers” shall mean those Third Parties with which Licensee is, or shall be conducting bona fide negotiations in an endeavor to conclude a Third Party Acquisition or a Partial Third Party Asset Acquisition whereby the Licensee or all or a portion of its petroleum exploration assets is acquired by a Third Party.

1.8 “Purchasers” shall mean Third Parties which consummate a Third Party Acquisition or a Partial Third Party Asset Acquisition with Licensee.

1.9 “Related Entities” shall mean corporations, partnerships, trusts, or other entities which, as of the date of any Supplemental Agreement, are (i) at least 51% owned or controlled, directly or indirectly, by Licensee or (ii) own or control at least 51%, directly or indirectly, of Licensee as well as those which are at least 51% owned or controlled, directly or indirectly, by the same entity which owns or controls Licensee as of the date of this License Agreement.

1.10 "Supplemental Agreement" or "Supplement" shall mean those documents, numbered consecutively (Supplemental Agreement No. 1, No. 2, etc.) which shall cover each separate Data licensing transaction contemplated herein. Each Supplement shall be incorporated herein by reference and made a part of this Agreement. In the event of any conflict between a term or provision of any Supplement and a corresponding term or provision of this Agreement, the term or provision of this Agreement shall govern unless specifically stated to the contrary in the applicable Supplement.

1.11 “Third Party” shall mean any corporation, individual, partnership, trust or other entity not a party to this Agreement (including Purchasers and Partners and Prospective Purchasers and Partners) other than a Related Entity.

1.12 “Third Party Acquisition” shall mean any transaction entered into by Licensee after the date hereof whereby any Third Party (other than a Related Entity) acquires (i) in excess of 50% of the outstanding voting securities or otherwise gains effective control of Licensee or (ii) all of the petroleum exploration assets or business operations of Licensee.

1.13 “Third Party Business Transactions” shall mean farm-outs, operating agreements, acreage trades, areas of mutual interest, joint bidding agreements and similar business transactions for the joint exploration, development or production of a particular geographical area(s).

1.14 “Transfer” shall mean the sale, assignment, transfer, exchange, trade, encumbrance, or other disposition of the Data to Third Parties and Related Entities.

2. OWNERSHIP OF THE DATA

Licensee acknowledges that the Data is a valuable copyright and trade secret of Millennium and that title to and ownership rights in the Data at all times shall remain vested. Licensee agrees to take any and all action reasonably necessary to insure that its employees, representatives or agents do not violate the terms and conditions of this Agreement including, but not limited to the limitations on access to the Data set forth herein. Licensee recognizes that Millennium may enter into agreements with other parties to license the Data covered by a Supplement hereto, and that Millennium is free to license, use, sell or in any other manner dispose of the Data upon such terms and conditions as Millennium may elect.

3. DATA DELIVERY/PAYMENT

3.1 Data delivered to Licensee under the terms of this Agreement shall be accompanied by a Supplemental Agreement which shall reference this Agreement and describe in detail the content and form of the Data, as well as the license fee payable therefor. Acceptance of the Data and execution of the Supplement by the Licensee shall subject Licensee and the Data to the terms and conditions hereof and thereof.

3.2 Upon the execution of each Supplemental Agreement, Licensee will be invoiced for the amount of the quoted license fee plus applicable, actual and reasonable, tape copying, handling, reproduction and splicing charges and shipping and insurance costs and applicable taxes, if any. Such invoice, which shall reference this Agreement and the applicable Supplemental Agreement, shall be payable as specified therein.

3.3 All past due invoices (or portions thereof) shall bear interest at the rate of twelve percent (12%) per annum (or such lesser, maximum amount allowed by applicable law) until paid.

3.4 In the event any sales, use, gross receipts or similar tax is imposed on the licensing of Data or is thereafter levied or assessed against Millennium as a consequence of the licensing of Data by Millennium to Licensee hereunder, at any time after delivery of Data to Licensee, such taxes shall be for the sole account of Licensee, which shall promptly reimburse Millennium in full for any taxes so paid by Millennium upon receipt by Licensee of a Millennium invoice, together with a copy of Millennium’s check in payment thereof or a copy of the assessment, therefor.

4. TERM

4.1 As for Data delivered by Millennium to Licensee under the terms hereof, the term of the applicable Supplement shall terminate thirty (30) years after delivery of such Data to Licensee. The term of this Agreement shall remain in effect so long as any Supplement is in effect and thereafter until terminated by either party giving thirty (30) days prior written notice thereof to the other party.

4.2 At the termination of each Supplement, all copies of the Data, and any physical manifestation thereof which is then in the possession of Licensee shall be promptly returned by Licensee to Millennium. In the event any such Data or manifestations thereof are not then in the possession of Licensee, Licensee shall provide to Millennium a full accounting of the disposition of same by Licensee.

4.3 In the event of the breach by Licensee of any condition or provision of this License Agreement concerning prohibitions against or restrictions imposed on Disclosure or Transfer of the Data, the applicable Supplemental Agreement thereupon shall terminate at the option of Millennium, exercisable in its sole discretion and, if such option is so exercised, the terms of paragraph 4.2 above shall apply.

5. RIGHTS OF LICENSEE

5.1 Subject to Licensee's obligation to make payment as specified in each Supplemental Agreement, Millennium hereby grants to Licensee the paid-up, non-exclusive right to use the Data for internal purposes and Licensee shall not Disclose, Transfer or otherwise dispose of the Data, except as specifically provided below:

A. Related Entities: Licensee may Disclose or Transfer the Data which is the subject of any Supplement to a Related Entity and with no additional license fee payable to Millennium; provided, however, that:

(1) The Related Entity shall be bound by the terms of this Agreement to the same extent as is Licensee and shall execute a document to that effect (which document shall be provided to and be reasonably acceptable to Millennium); and

(2) In the event that, after the date of any Supplemental Agreement, any Third Party shall acquire control of a Related Entity, the situation shall, at that time, be considered as a Third Party Acquisition and all provisions herein concerning Third Party Acquisitions set forth in Clause D. below shall apply.

B. Consultants: Licensee may make available, but may not Transfer, the Data to a Consultant retained by Licensee to reprocess and/or interpret the Data, provided that the Consultant shall agree, in writing (a copy of which, upon request, will be provided to Millennium), to the following:

(1) That the reprocessing and/or interpretation of the Data performed by the Consultant shall be for the sole benefit of Licensee and that the Consultant shall not retain any copies of the Data or the results of the reprocessing and/or interpretation thereof and, upon completion of same, shall deliver all copies thereof to Licensee; and

(2) That the Data shall remain in the physical possession of Licensee and will not, except in those situations where so specifically permitted as provided herein, actually be surrendered to any Consultant without the prior written consent of Millennium; and

(3) The Consultant shall sign a confidentiality agreement with respect to the Data.

C. Prospective Partners/Purchasers: Licensee may Disclose, but may not Transfer, the Data to (i) Prospective Partners in Third Party Business Transactions now or hereafter in negotiation and (ii) Prospective Purchasers in Third Party Acquisitions (including Partial Third Party Asset Acquisition) now or hereafter in negotiation, provided that all parties shall agree, in writing, to the following:

(1) Any Disclosure to a Prospective Purchaser or Partner shall be limited to seismic sections or portions thereof displaying only Data relevant to those geographical areas subject to the negotiation; and

(2) Prospective Purchasers or Partners shall not utilize the Data in making any interpretation thereof; and

(3) The Prospective Purchasers or Partners shall agree to maintain the confidentiality of the Data as specified herein; and

(4) Such Disclosure shall be made to such Prospective Purchasers or Partners individually on the premises of Licensee, for a period of time not to exceed a total of six (6) hours, whether consecutively or not, in a secure environment whereby said Prospective Purchasers or Partners are unable to transcribe, photocopy, transmit from such premises electronically or by other means or otherwise depart Licensee’s premises with knowledge of the Data comparable to having a copy of the Data.

D. Acquisitions/Purchasers: Licensee may Transfer the Data to Purchasers in Third Party Acquisitions or a Partial Third Party Asset Acquisition consummated after delivery of the Data to Licensee and provided that such Purchaser(s) shall (i) execute a Master License Agreement with substantive terms as contained herein with respect to such Data and (ii) pay to Millennium a license transfer fee in an amount to be mutually agreed upon.

E. Partners: Licensee may Transfer the Data to Partners in Third Party Business Transactions consummated before or after delivery of the Data to Licensee provided that such Partner(s) shall (i) execute a Master License Agreement with substantive terms as contained herein with respect to such Data and (ii) pay to Millennium a license transfer fee in an amount equal to 50% of that paid or payable by Licensee with respect to all such Data.

F. Government Agencies: The Data may be disclosed by Licensee to government agencies only to the extent such disclosure is specifically required by law. Licensee agrees to immediately inform Millennium upon the receipt of any request or demand for disclosure made upon Licensee by a government agency so that Millennium may seek a protective order or other protection of confidentiality. Licensee shall limit the disclosure to the greatest lawful extent.

5.2 Licensee may make copies of any Data for the sole purpose of using such copies pursuant to the rights granted herein; provided that all such copies shall bear notice of the restricted use of the Data as contained in the “Notice” section on the Data or its container. Such “Notice” shall provide as follows:

“WARNING

This data is proprietary to and a trade secret of Millennium Seismic, Inc. The use of this data is restricted to companies holding a valid use license from Millennium and is subject to the confidentiality terms of that license. The data may be disclosed or transferred only as expressly authorized in the license. Unauthorized disclosure, use, reproduction, reprocessing or transfer of this data to or by a third party is strictly prohibited.”

This notice shall not be removed, obliterated, concealed or otherwise obscured by Licensee or those to whom the Data is Disclosed or Transferred, as permitted in this Agreement.

5.3 Licensee shall not have access to Millennium’s original magnetic media, but may obtain a copy of the original at the normal pricing in effect at the time Data is ordered by Licensee hereunder. Licensee’s use of the tape(s) so obtained and the information contained on or derived from the tapes shall be restricted to the same rights as herein granted for the use of Data covered by this Agreement.

6. OBLIGATIONS/REPRESENTATIONS OF MILLENNIUM

6.1 THE DATA DELIVERED TO LICENSEE HEREUNDER SHALL BE, TO THE BEST OF THE KNOWLEDGE, INFORMATION AND BELIEF OF MILLENNIUM, ACCURATELY PREPARED IN ACCORDANCE WITH ACCEPTED PRACTICES OF THE GEOPHYSICAL PROFESSION, BUT LICENSEE ACKNOWLEDGES IT IS ACCEPTING THE DATA “AS IS” AND MILLENNIUM MAKES NO REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, OF ANY KIND OR DESCRIPTION IN RESPECT TO THE QUALITY OR ACCURACY OF THE DATA. SUCH DATA IS DELIVERED HEREUNDER WITH THE EXPLICIT UNDERSTANDING AND AGREEMENT THAT ANY ACTION TAKEN OR EXPENDITURES MADE BY LICENSEE BASED ON ITS EXAMINATION, EVALUATION, INTERPRETATION OR USE OF THE DATA SHALL BE AT ITS OWN RISK AND RESPONSIBILITY AND LICENSEE SHALL HAVE NO CLAIM AGAINST MILLENNIUM AS A CONSEQUENCE THEREOF AND HEREBY RELEASES MILLENNIUM FROM ANY AND ALL LIABILITY RELATIVE THERETO. IN THE EVENT THE DATA HAS YET TO BE RECORDED, MILLENNIUM REPRESENTS ONLY THAT IT WILL BE RECORDED BY THE USE OF SUCH INSTRUMENTATION, EQUIPMENT AND FIELD TECHNIQUES AS ARE CURRENTLY IN COMMON USE IN THE INDUSTRY.

6.2 Millennium agrees to defend and hold Licensee harmless from any claims brought against it or Licensee by any Third Party (other than Licensee or a Related Entity) claiming infringement of a patent by Millennium in its performance of its obligations hereunder, and all liabilities arising therefrom, provided Licensee notifies Millennium promptly in writing of any such infringement claims against it and gives Millennium authority, information and assistance, at the expense of Millennium, in defense of such proceeding. Licensee may, at its sole cost, be represented by its own counsel, and may participate in any proceeding to which it and Millennium are defendants, provided, however, Millennium shall control the defense thereof.

6.3 Millennium will defend and hold Licensee harmless from any claims which may be made against Licensee by any Third Party (other than a Related Entity) or employees of Millennium growing out of or related to the conduct of Millennium or its operations in acquiring and processing the Data licensed to Licensee pursuant hereto, provided Licensee notifies Millennium promptly in writing of any such claims against it and give Millennium authority, information and assistance (at Millennium’s expense) for the defense or assistance in defense of such proceedings. Such defense will be provided by Millennium with counsel of its choosing; however, notwithstanding the foregoing, Licensee may, at its option and its sole cost, be represented by counsel of its choosing, and participate in proceedings to which it and Millennium are defendants, provided, however, Millennium shall control the defense thereof.

6.4 Millennium makes no guarantee that leases for areas covered by the Data will be granted to Licensee or other exploration activity will be authorized for the area covered by the Data by any government entity or other third party and any implied representation to that effect is hereby expressly negated.

6.5 Notwithstanding anything to the contrary contained hereinabove, in no event shall either party be liable for punitive, indirect, incidental or consequential damages resulting from or arising out of this Agreement, including, without limitation, loss of profit or business interruption, however same may be caused.

6.6 Millennium shall retain either original field tapes or summed tapes, at Millennium’s choice, for a period of at least five (5) years from the date of the original acquisition of the Data.

7. DATA ACQUISITION

7.1 In the event the Data has yet to be acquired, the following will apply:

7.1.1 The Data will be gathered and processed by Millennium and/or other reputable geophysical contractors (and reputable sub-contractors) selected at Millennium's discretion, under the direction of Millennium, using personnel, instrumentation, parameters and techniques as set forth in the Millennium proposal regarding the acquisition and processing of such Data. The standards of the industry will be followed regarding testing and calibration of instruments for accuracy and performance specifications.

7.1.2 Millennium agrees to use its best efforts in locating the geophysical Data as indicated on the specific map attached to each Supplemental Agreement for any particular line or program. However, Millennium reserves the right to make program changes, as deemed necessary by Millennium, due to permit, terrain or other considerations which may arise during field or processing operations.

7.1.3 If Licensee is an original underwriter of the Data acquisition and/or processing, further provisions, if any, concerning the obligations of the respective parties will be set forth in a separate definitive agreement covering such matters.

8. ASSIGNMENT

Neither party may assign this Agreement, in whole or in part, or, sublet or transfer its rights or obligations hereunder, except as expressly authorized hereinabove, without the prior written approval of the other party which approval shall not be reasonably withheld.

9. NOTICES

9.1 All notices permitted or required to be given under the terms of this Agreement shall be in writing and shall be deemed effective upon receipt if sent by air mail, registered or certified and return receipt requested, post prepaid, and addressed to the respective parties hereto at their respective addresses shown below:

Millennium	Licensee

Millennium Seismic Ltd.	Elmworth Energy Corporation
1670, 700 - 2nd Street S.W.	1600, 144 - 4th Avenue S.W.
Calgary, Alberta T2P 2W1	Calgary, Alberta T2P 3N4
Attention: Ron Chiovetti	Attention:
Telephone: 403-298-0451	Telephone: (403) 296-0795 (ext 222)
Fax: 403-298-0455	Fax:

or at such other address as shall be designated in accordance with this Notice provision. Notices may also be given by telex, telecopier, telefax, e-mail or other electronic means or by commercial courier/messenger service shall also be effective upon receipt.

9.2 Either party may change its address for notices purposes at any time upon giving written notice specifying such new address and the effective date of such address change to the other party, as provided above.

10. WAIVER

10.1 The rights herein given to either party hereto may be exercised from time to time, singularly or in combination, and the waiver of one or more of such rights shall not be deemed to be a waiver of such right in the future or of any one or more of the other rights which the exercising party may have.

10.2 No waiver of any breach of a term, provision or condition of this Agreement by one party shall be deemed to have been made by the other party hereto unless such waiver is expressed in writing and signed by an authorized representative of such party, and the failure of either party to insist upon the strict performance of any term, provision or condition of this Agreement shall not be construed as a waiver or relinquishment in the future of the same or any other term, provision or condition.

11. GOVERNING LAW/DISPUTES

11.1 All questions arising out of or concerning this Agreement or its validity, interpretation, performance or breach shall be governed and decided by application of the appropriate laws (except for any rule of such laws which would make the law of any other jurisdiction applicable hereto) of the Province of Alberta.

11.2 The parties agree to attempt to resolve all disputes between them concerning this Agreement in an amicable manner. However, any dispute between the parties which cannot be so resolved by mutual agreement shall be resolved and decided by the federal or Provincial courts of the Province of Alberta and the parties hereto do hereby irrevocably submit themselves to the jurisdiction of such courts for such purposes.

12. ENTIRE AGREEMENT

There are no understandings or agreements relative to this Agreement that are not fully expressed herein. This Master License Agreement, all Supplemental Agreements hereto and any Exhibits and Schedules to either shall comprise the entire agreement of the parties concerning the subject matter hereof. No modification, amendment or addition to this Agreement or any Supplement may be effected unless the same are reduced to writing and signed by both parties.

IN WITNESS WHEREOF, the parties have caused this Master License Agreement to be executed as of the date first above written.

Licensee:	Millennium:

Elmworth Energy Corporation	Millennium Seismic Ltd.
1600, 144 - 4th Avenue S.W.	1670, 700 - 2nd Street S.W.
Calgary AB T2P 3N4	Calgary AB T2P 2W1
Attention: Ron Hietala	Attention: Ron Chiovetti
Telephone: (403) 296-0795 (ext 222)	Telephone: 403-298-0451
Fax:	Fax: 403-298-0455

By: /s/ RON HIETALA	By: /s/ RON CHIOVETTI
Ron Hietala, President	Ron Chiovetti, President

Date: _______________________________	Date: _______________________________